Exhibit (a)(54)

FOR IMMEDIATE RELEASE	Media Contacts:	Tad Hutcheson
June 4, 2007		678.254.7442
		tad.hutcheson@airtran.com

Investor Contacts:
Jennifer Shotwell		Judy Graham-Weaver
Or Alan Miller		678.254.7448
Innisfree M&A Incorporated 212.750.5833		judy.graham-weaver@airtran.com

INSTITUTIONAL SHAREHOLDER SERVICES AND GLASS LEWIS & CO. RECOMMEND MIDWEST

SHAREHOLDERS DO NOT VOTE FOR MIDWEST DIRECTORS AND VOTE FOR AIRTRAN NOMINEES

ORLANDO, Fla., (June 4, 2007) – AirTran Airways, Inc., a subsidiary of AirTran Holdings, Inc., (NYSE: AAI), today announced that Institutional Shareholder Services (ISS), one of the leading independent proxy advisory services, recommends that Midwest Air Group, Inc. (Amex: MEH) shareholders do not vote to reelect any of Midwest’s three directors and instead use AirTran’s BLUE card to vote to elect AirTran’s three nominees—John Albertine, Jeffrey Erickson, and Charles Kalmbach—to the Midwest Board of Directors at the annual meeting of shareholders to be held on June 14, 2007. Glass Lewis & Co., another advisory service, also recommended not electing any of Midwest’s three directors and instead electing two of AirTran’s nominees.

“We are pleased that ISS and Glass Lewis, two truly independent corporate governance experts, have recommended that Midwest shareholders change the dynamics inside the Midwest boardroom by electing AirTran’s nominees as Midwest directors,” said Joe Leonard, AirTran’s chairman and chief executive officer. “These two advisory services separately issued strong rebukes against the Midwest board, their poor corporate governance record and their failure to fairly evaluate the AirTran merger offer. Their recommendations, combined with the fact that nearly 57 percent of Midwest’s outstanding shares were tendered to AirTran pursuant to our tender offer should deliver a strong message to Midwest that it is time to sit down with us and negotiate a merger that will be beneficial to all of the Midwest stakeholders.”

In its report, ISS stated:

•	“We believe that the board should engage in negotiations with AirTran regarding its offer.”

•	“An enticing premium and high percentage of tendered shares sends a strong signal that the company should enter into a good faith discussion with AirTran to explore the possibility of a combination.”

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•	“We believe that the inclusion of three dissident nominees on Midwest’s board may help a more objective evaluation of the company’s strategic alternatives.”

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“…it is arguable as to whether [Midwest] can continue as a stand alone entity, given that with the entry of low cost carriers and reemergence of network airlines the competitive pressures would increase going forward.”

In its report, Glass Lewis stated:

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“We believe the Midwest board of directors has failed to undertake actions that could prove beneficial to shareholders…it is clear that a significant number of shareholders believe the offer is financially favorable.”

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“We find it concerning that the board continues to ignore shareholder sentiment. Furthermore, considering that management recently lowered its full year earnings estimates, we believe that shareholders should be concerned that the board has not explored more strategic options, including, discussions with AirTran.”

Leonard continued, “By recommending that Midwest shareholders use the BLUE card to vote for the AirTran nominees, ISS and Glass Lewis join the majority of Midwest shareholders in voicing that they want Midwest to seriously consider the merits of a combination with AirTran and see how such a transaction will provide greater value for the Midwest shareholders, employees and customers. A combined AirTran-Midwest will be a stronger, truly national airline better positioned to compete in the increasingly competitive airline industry and generate value for shareholders, employees and Midwest’s communities.

“We are confident that once the new directors are elected, they will add a powerful voice inside the Midwest Boardroom and urge their fellow directors to behave fairly and consider all options and opportunities for the company in the interests of all shareholders. We urge shareholders to protect the value of their investment and vote for Mr. Albertine, Mr. Erickson and Mr. Kalmbach on the BLUE proxy card,” concluded Mr. Leonard.

Midwest shareholders who have questions about how to vote their shares may call AirTran’s proxy solicitor, Innisfree M&A Incorporated, toll-free at 877-456-3422. (Banks and Brokers may call collect at 212-750-5833).

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About AirTran Airways

AirTran Airways, a Fortune 1000 company and one of America’s largest low-fare airlines with more than 8,600 friendly, professional Crew Members, operates more than 700 daily flights to 56 destinations. The airline’s hub is at Hartsfield-Jackson Atlanta International Airport, where it is the second largest carrier. AirTran Airways’ aircraft features the fuel-efficient Boeing 737-700 and 717-200 to create America’s youngest all-Boeing fleet. The airline is also the first carrier to install XM Satellite Radio on a commercial aircraft and the only airline with Business Class and XM Satellite Radio on every flight. For reservations or more information, visit airtran.com (America Online Keyword: AirTran).

Financial and Legal Information

This document relates, in part, to the offer (the “Offer”) by AirTran Holdings, Inc., (“AirTran”) through its wholly-owned subsidiary, Galena Acquisition Corp. (“Galena”), to exchange each issued and outstanding share of common stock and Series A Junior Participating Preferred Stock and associated rights of Midwest Air Group, Inc., a Wisconsin corporation (“Midwest”), (collectively the “Rights” and together, the “Midwest Shares”), for consideration consisting of a combination of cash and common stock, par value $0.001 per share (“AirTran Common Stock”), of AirTran having an aggregate value of $15.00 per share, comprised of $9.00 in cash and 0.5842 of a share of AirTran common stock.

The Offer currently is scheduled to expire at 12:00 Midnight, New York City time on June 8, 2007, unless extended. AirTran and Galena have expressly reserved the right, in their sole discretion, to extend the period of time during which the Offer will remain open. Any extension will be announced no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled expiration date. This document does not constitute an offer to purchase or the solicitation of an offer to sell which is being made only pursuant to the Offer to Exchange and related Letter of Transmittal forming part of the registration statement referred to below. The information required to be disclosed by Exchange Act Rule 14d-6(d)(1) is contained in the Prospectus and is incorporated by reference. The Offer is not being made to and nor will tenders be accepted from or on behalf of holders of securities of Midwest Air Group, Inc. in any jurisdiction in which the making of the Offer or the acceptance thereof would not comply with the laws of such jurisdiction. In those jurisdictions in the United States where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of AirTran and Galena by Morgan Stanley & Co. Incorporated and Credit Suisse Securities (USA) LLC, or by one or more registered broker or dealers under the laws of such jurisdiction.

AirTran also has filed a Registration Statement (No. 333-139917) with the Securities and Exchange Commission on Form S-4 relating to the AirTran common stock to be issued to holders of Midwest shares in the offer (the “Registration Statement”). The terms and conditions of the Offer are set forth in the prospectus, which is a part of the registration statement (the “Prospectus”), and the related Letter of Transmittal, which also are exhibits to the Schedule TO.

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AirTran has announced its intent to nominate Messrs. John Albertine, Jeffrey Erickson and Charles Kalmbach for election to the board of directors of Midwest. AirTran has filed a definitive proxy statement with respect to the proposed transaction and/or nomination of persons for election to the board of directors of Midwest (the “Proxy Statement”). Investors and security holders are urged to read the Registration Statement and the Proxy Statement, as well as any other relevant documents filed with the SEC, and any amendments or supplements to those documents, because they contain or will contain important information.

Investors and security holders may obtain a free copy of the Registration Statement, the Schedule TO and the Proxy Statement and amendments and supplements to such respective documents at http://www.sec.gov. The Registration Statement, the Schedule TO and the Proxy Statement and such other documents and amendments and supplements to such respective documents may also be obtained free of charge from AirTran by directing such request to: Richard P. Magurno, Corporate Secretary, AirTran Holdings, Inc., 9955 AirTran Boulevard, Orlando, Florida 32827, or to the information agent for this offering: Innisfree M&A Incorporated, 501 Madison Avenue, New York, New York 10022.

AirTran and its wholly owned subsidiaries, Galena and AirTran New York, LLC and their respective directors and executive officers and each of Messrs. John Albertine, Jeffrey Erickson And Charles Kalmbach are participants in the solicitation of proxies from the shareholders of Midwest.

Information about the directors and executive officers of AirTran and their ownership of AirTran stock is set forth in the proxy statement for AirTran’s 2007 annual meeting of shareholders. Information about the directors and officers of Galena and the three nominees is set forth in the Proxy Statement, which has been mailed to the stockholders of Midwest. Investors may obtain additional information regarding the interests of such participants by reading the Proxy Statement.

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